SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)    April 7, 2003

Wells Real Estate Fund I

(Exact name of registrant as specified in its charter)

Georgia	0-14463	58-1565512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 2. Sale	of Assets

The Heritage Place Property

On April 7, 2003, Fund I and Fund II Tucker (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund I (the “Registrant”) and Fund II and Fund II-OW, sold a retail shopping center containing approximately 29,858 rentable square feet located in Tucker, Dekalb County, Georgia (the “Heritage Retail Center Property”) for a $3.40 million sales price. The Heritage Retail Center Property, along with a commercial office building complex divided into seven separate buildings containing approximately 67,465 rentable square feet, was collectively known as the Heritage Place Property. The Joint Venture still owns the commercial office building complex portion of this property.

The Registrant holds approximately a 51.9% equity percentage interest in the Joint Venture. The net proceeds allocable to the Registrant as a result of the sale of the Heritage Retail Center Property were approximately $1.64 million. The Registrant recognized a gain of approximately $46,000 from the sale of the Heritage Retail Center Property.

Item 7.    Financial Statements and Exhibits

(b)    Pro Forma Financial Information. Since it is impracticable for the Registrant to provide the required pro forma financial statements at the time of this filing, the Registrant hereby confirms that the required financial statements will be filed on or before June 20, 2003, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND I Registrant By: /s/ LEO F. WELLS, III Leo F. Wells, III, as General Partner and as President and sole Director of Wells Capital, Inc., General Partner

Date: April 21, 2003

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